Exhibit 1.07

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Software Honored
as 2009 Microsoft Worldwide Partner Conference Awards Winner in Information Worker Solutions,
Office Solutions Development

Award Recognizes Pivotal CRM 6.0 For Its Use of Microsoft Technology

HONG KONG, ATLANTA – June 24, 2009 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced it has been selected as a 2009 Microsoft Worldwide Partner Conference Awards winner in Information Worker Solutions, Office Solutions Development. CDC Software was chosen from an international field of top Microsoft partners for delivering market-leading customer solutions built on Microsoft technology.

“It is a privilege to be honored by Microsoft with such a prestigious recognition,” said Tom Fallucco, Global director of Strategic Alliances, CDC Software. “This award is a testament to the strength of both companies’ commitment to collaboration on delivering powerful and easy-to-use solutions designed for today’s mid-market and enterprise organizations. With the launch of Pivotal CRM 6.0, CDC Software and Microsoft have leveraged Microsoft technology and help accelerate the speed-to-market of easy-to-use applications with user-friendly Microsoft Office user interfaces.”

According to Microsoft, the Information Worker Solutions, Office Solutions Development Partner of the Year award recognizes partners who have excelled in offering innovative Microsoft Office system solutions. The winning partner’s technology and marketing offerings have increased its customers’ employee productivity and assisted them in connecting with their business partners and customers.

“CDC Software has created solutions that have empowered customers to extend the value of their Microsoft investments and lower their total cost of ownership,” said Alexandre Pombo, senior director, Microsoft Corporation. “Microsoft is proud to recognize CDC Software Corporation as the Information Worker Solutions and Office Solutions Development Partner of the Year. Their Pivotal CRM 6.0 solution has provided customers with increased efficiency by enabling their users to complete the majority of their daily tasks in a single application and allowing them to more easily complete end-to-end business processes.”

“We congratulate CDC Software on this prestigious Microsoft award,” said Tom Chestnut, President/CEO of AAA Western and Central New York.  “When we selected Pivotal CRM 6.0, we were particularly impressed that Pivotal CRM is based on Microsoft.NET technology, which provides enhanced integration with Microsoft Office, Visual Studio and SharePoint solutions. We feel that Pivotal CRM, and its strong integration with Microsoft technology, will allow us to take a leadership role in AAA in terms of providing enterprise access to membership information, standardizing the Club’s business processes, improving lead management and cross-selling/up-selling opportunities.”

Pivotal CRM 6.0 is a newly designed customer relationship management platform based on Microsoft.NET Framework 3.5, Windows Vista, Windows Server, and Microsoft’s SQL Server. It provides task-based navigation, embedded Microsoft Office SharePoint Server 2007 and Microsoft Office System 2007 applications, easy customization, a smart client user interface, high-user adoption and a low total cost of ownership (TCO).

The tight integration with Microsoft Office Outlook 2007 (including calendaring, task and e-mail capabilities) within the platform allows users to complete much of their daily work without having to leave their CRM system. Pivotal 6.0’s newest features also provide easier customization, enhanced searching and reporting capabilities, the flexibility to conform to an organization’s way of doing business and ease of use, all of which helps to increase user adoption and lead to overall higher worker productivity

About Pivotal CRM
CDC Software’s Pivotal CRM is a flexible, powerful customer relationship management solution for companies that want to use CRM strategically—to model, enhance, and streamline their unique sales, marketing, and customer service processes, not dictate them. Built with the user experience in mind, Pivotal CRM offers unparalleled flexibility and customizability, enabling companies to tailor the system precisely to their users’ needs. With a Microsoft-style interface and role- and task-based navigation, Pivotal CRM is a familiar and comfortable system for users, reducing the learning curve and increasing the speed of user adoption. Pivotal CRM embeds Microsoft Outlook and SharePoint right within the CRM system and integrates closely with the Microsoft Office suite, bringing data to the user when and where they need it, for optimal efficiency. To learn more, visit www.CDCsoftware.com/PivotalCRM .

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management , warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and such forward-looking statements include statements relating to our beliefs regarding the potential benefits of Pivotal CRM 6.0, our beliefs regarding the ability of Pivotal CRM 6.0 to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs regarding customer needs and preferences and the ability of the Pivotal solution to address these needs and preferences and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.